Exhibit 10.11

ADEPT TECHNOLOGY, INC.

2005 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Grant Notice

Adept Technology, Inc., a Delaware corporation, (the “Company”), pursuant to its 2005 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual set forth below (the “Participant”), an award of Restricted Stock Units (“RSUs”). Each Restricted Stock Unit represents the right to receive one (1) share of Common Stock (as defined in the Plan). This award of RSUs is subject to all of the terms and conditions set forth in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and in the Restricted Stock Unit Award Agreement attached hereto as Appendix A (the Grant Notice and the Restricted Stock Unit Award Agreement together, the “Agreement”) and the Plan, which is incorporated herein by reference. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

Participant:	Rob Cain

Grant Date:	January 14, 2014

Total Number of RSUs:	112,500 RSUs

Vesting Schedule:	The RSUs shall vest according to Section 4 below.

Payment:	The RSUs shall be settled and paid to the Participant in shares of Common Stock in accordance with Section 5 below.

By his signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Agreement. In addition, by signing this document, the Participant agrees that the RSUs and the 54,500 options granted on the Grant Date pursuant to a separate option agreement are in full satisfaction of the promise to grant options set forth in the offer letter between the Participant and the Company dated August 2013. PLEASE BE SURE TO READ THE PLAN, WHICH CONTAINS ADDITIONAL SPECIFIC TERMS AND CONDITIONS OF THE RESTRICTED STOCK UNITS.

ADEPT TECHNOLOGY, INC.		PARTICIPANT:

By:	/s/ Seth Halio	By:	/s/ Rob Cain
Print Name:	Seth Halio	Print Name:	Rob Cain
Title:	Chief Financial Officer
Address:	5960 Inglewood Drive	Address:
Pleasanton, CA 94588

APPENDIX A

ADEPT TECHNOLOGY, INC. RESTRICTED STOCK UNIT AWARD AGREEMENT

1. Grant. Pursuant to this Agreement, in consideration of the Participant’s past and/or continued status as an employee and for other good and valuable consideration, the Company hereby grants to the Participant an award of 112,500 RSUs as of the Grant Date set forth above, upon the terms and conditions set forth in the Plan and this Agreement.

2. Plan Governs. The RSUs are granted pursuant to, and the terms of this Agreement are subject to, all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. Nothing is this Agreement is intended to, or has the effect of, modifying Participant’s obligations pursuant to any other agreement between Participant and the Company or any corporate code of conduct or policy, as in effect and modified from time to time.

3. RSUs. Each vested RSU represents the right to receive payment, in accordance with Section 5 below, of one (1) share of Common Stock.

4. Vesting Schedule. The RSUs shall vest and settle as determined by the Price Formula, subject to the Payment Multiplier (the “Settlement Formula”). For purpose hereof the “Price Formula” means: (i) If the price of the Company’s Common Stock on the Settlement Date (defined below) is greater than or equal to $15.00, the RSUs shall vest in full; (ii) if the price of the Company’s Common Stock on the Settlement Calculation Date is less than $4.92, the RSUs shall not vest and shall be forfeited in full; and (iii) if the price of the Company’s Common Stock on the Settlement Date is less than $15.00, but greater than or equal to $4.92, the RSUs shall vest in the amount determined according to Schedule A attached. If the Settlement Date occurs as a result of the Participant’s Separation from Service (defined below), the number of RSUs that shall vest according to the Price Formula will be multiplied by the percentage that would have vested on or prior to the date of such Separation of Service according to the performance criteria of Schedule B attached (the “Payment Multiplier”).

5. Payment of Vested RSUs. Payments in respect of the vested RSUs granted hereby shall be made to the Participant in whole shares of Common Stock on or within ten (10) days following the earliest to occur of (i) the Participant’s “separation from service” from the Company (within the meaning of Section 409A of the Code) and whether voluntary or involuntary (“Separation from Service”), or (ii) the consummation of a Change in Control that constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Regulation Section 1.409A-3(i)(5); provided, however, that any amounts payable upon such a Change in Control shall be paid to the Participant at the same time(s) and subject to the same terms and conditions as apply generally to the holders of the Company’s Common Stock. The date upon which Section 6(a)(i) or 6(a)(ii) above is triggered shall be referred to herein as the “Settlement Date”. Notwithstanding anything herein to the contrary, no such payment shall be made to the Participant prior to the expiration of the six (6)-month period following the Participant’s Separation from Service if the Participant is a “specified employee” (within the meaning of Section 409A of the Code) on the date of his Separation from Service (as determined by the Company in accordance with Section 409A of the Code) and the Company determines that paying such amounts at the time set forth in this Section 6 would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.

6. Withholding. To the extent required by applicable federal, state, local or foreign law, the Participant must satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of the vesting and settlement of the RSUs. The Company will not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until the Participant satisfies such obligations. The Committee may permit these obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to the Participant upon settlement of the RSUs, or by tendering Shares previously acquired.

7. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares that may become deliverable hereunder unless and until such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.

8. Section 280G. In the event that any benefits payable to the Participant pursuant to this Agreement (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 8 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Participant’s Payments hereunder shall be either (i) provided to the Participant in full, or (ii) provided to the Participant as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Any determination required under this Section 8 shall be made in writing as determined by the Company with the input of accounting advisors and confirmed by the Compensation Committee of the Board. In the event that the payments and/or benefits are to be reduced pursuant to this Section 8, such payments and benefits shall be reduced such that the reduction of compensation to be provided to The Participant as a result of this Section 8 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. For purposes of making the calculations required by this Section 6.1, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the applicable the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.

9. Transferability. Except as to the limited extent provided in Section 6 above or as permitted by the Committee, the RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated, encumbered or hypothecated by the Participant other than (i) by will or the laws of descent and distribution; provided that following any such transfer or assignment the RSUs will remain subject to substantially the same terms applicable to the RSUs while held by the Participant, as modified as the Committee shall determine appropriate, and shall not be effective to bind the Company until notice and such evidence as is necessary to establish the validity of the transfer is provided to the Company, and the transferee shall have executed an agreement agreeing to be bound by such terms.

10. Additional Conditions to Issuance of Stock. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any shares of Common Stock pursuant to this Agreement prior to the fulfillment of the conditions set forth in Section 17 of the Plan.

11. No Effect on Employment Status. Nothing in this Agreement will interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate the Participant’s employment, consultancy, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor confer upon the Participant any right to continue his or her employment, consultancy or service for any specified period of time.

12. Successors; Binding Agreement. The Company may assign any of its rights under this Agreement to single or multiple assignees. Subject to the limitations on the transferability of the RSUs contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13. Headings. Headings provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

14. Severability. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect.

15. Amendment. To the extent permitted by the Plan, the Committee may amend this Agreement in any respect to the extent determined necessary or desirable by the Committee in its discretion. Notwithstanding the foregoing, no such amendment shall materially and adversely impair the rights of the Participant hereunder without the Participant’s prior written consent.

16. Adjustments. The Participant acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Section 13 of the Plan.

17. Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultant(s) that the Participant deems advisable in connection with the RSUs and that the Participant is not relying on the Company for tax advice.

18. Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement, without giving effect to any principles of conflicts of laws.

SCHEDULE A

PAYOUT FORMULA

If the price of the Company’s Common Stock on the Payout Calculation Date is less than or equal to $15.00, but greater than or equal to $4.92, the Units shall be paid-out according to the following (with a straight line interpolation between two data points):

Stock Price ($)	Percentage of Units to be Paid-Out (%)
4.92	20
5.50	28
6.00	34
6.50	39
7.00	44
7.50	51
8.00	57
8.50	62
9.00	67
9.50	71
10.00	75
10.50	79
11.00	82
11.50	85
12.00	88
12.50	90
13.00	92
13.50	94
14.00	96
14.50	98
15.00	100

SCHEDULE B

PAYOUT MULTIPLIER

Performance Criteria*	% Vesting	Criteria - Timing
1. Stock Price	20%
	20%
	20%

2. Revenues	5.0%
	5.0%

3. Net Cash	5.0%
	5.0%

EPS	20%

	100%

*	As such Criteria is detailed in the Participant’s Performance Stock Option Agreement dated August 2013.